Exhibit 28(g)(2)

AMENDMENT
TO
CUSTODY AGREEMENT

This Amendment (“Amendment”) is made as of the 30th day of November, 2016, by and among GAMCO INVESTORS, INC. (“Client”), for and on behalf of each of the entities listed on Appendix A to the Custody Agreement and in its individual capacity (each individually the “Account”) and THE BANK OF NEW YORK MELLON (successor by operation of law to Mellon Trust of New England, N.A.) (“BNY Mellon”).

BACKGROUND:

A.	BNY Mellon and the Client entered into a Custody Agreement dated as of June 10, 2008, as amended to date, (the “Agreement”) relating to BNY Mellon’s provision of services to the Client and each of its Accounts.

B.	The parties desire to amend the Agreement as set forth herein.

TERMS:

The parties hereby agree that:

1.	Section 9 of the Agreement is hereby amended by adding the following as sub-section (d):

“d. Foreign Exchange Transactions. (a) For the purpose of settling securities and foreign exchange transactions, the Client shall provide the Custodian with sufficient immediately available funds for all transactions by such lime and date as conditions in the relevant market dictate. As used herein, “sufficient immediately available funds” shall mean either (i) sufficient cash denominated in United States dollars to purchase the necessary foreign currency or (ii) sufficient applicable foreign currency, to settle the transaction. The Custodian shall provide the Client with immediately available funds each day which result from the actual settlement of all sale transactions, based upon advices received by the Custodian from subcustodians, depositories and foreign depositories. Such funds shall be in United States dollars or such other currency as the Client may specify to the Custodian.

(b) Any foreign exchange transaction effected by the Custodian in connection with this Agreement may be entered with the Custodian or any direct or indirect BNY Mellon affiliate (a “BNY Mellon Affiliate”) acting as a principal or otherwise through customary channels. The Client may issue standing Authorized Instructions with respect to foreign exchange transactions, but the Custodian may establish rules or limitations concerning any foreign exchange facility made available to the Client.

2.	Following Section 10 of the Agreement, new Section 10A and 10B are hereby added:

10 A. Corporate Actions.

a.  Custodian Notification. The Custodian shall notify the Client or its designee of rights or discretionary corporate actions as promptly as practicable under the circumstances, provided that the Custodian in its capacity as custodian has actually received notice of such right or discretionary corporate action from the relevant subcustodian or depository. Without actual receipt of such notice by the Custodian in its capacity as custodian the Custodian shall have no liability for failing to so notify the Client.

b.  Direction. Whenever there are voluntary rights that may be exercised or alternate courses of action that may be taken by reason of the Client’s ownership of securities, the Client or its designee shall be responsible for making any decisions relating thereto and for directing the Custodian to act. In order for the Custodian to act, it must receive Authorized Instructions using the Custodian generated form or clearly marked as instructions for the decision at the Custodian’s offices addressed as the Custodian may from time to time request, by such time as the Custodian shall advise the Client or its designee. If the Custodian does not receive such Authorized Instructions by such deadline, the Custodian shall not be liable for failure to take any action relating to or to exercise any rights conferred by such securities.

c.  Voting Rights. All voting rights with respect to securities, however registered, shall be exercised by the Client or its designee. The Custodian will make available to the Client proxy voting services upon the request of, and for the jurisdictions selected by, the Client in accordance with terms and conditions to be mutually agreed upon by the Custodian and the Client.

Partial Redemptions, Payments, Etc. The Custodian shall promptly advise the Client or its designee upon its notification in its capacity as custodian of a partial redemption, partial payment or other action with respect to a security affecting fewer than all such securities held within an Account. If the Custodian or any subcustodian, depository or foreign depository holds any securities affected by one of the events described, the Custodian, subcustodian, depository or foreign depository may select the securities to participate in such partial redemption, partial payment or other action in any non-discriminatory manner that it customarily uses to make such selection.

10 B. Deposits and Advances.

a.  Deposits. The Custodian may hold cash in Accounts or may arrange to have cash held by a BNY Mellon Affiliate or subcustodian, or with a depository or foreign depository. Where cash is on deposit with the

Custodian, a subcustodian or a BNY Mellon Affiliate, it will be subject to the terms of this Agreement and such deposit terms and conditions as may be issued by the Custodian or a BNY Mellon Affiliate or subcustodian, to the extent applicable, from time to time, including rates of interest and deposit account access.

b.  Sweep and Float. Cash may be swept as directed by the Client or its investment Manager to investment vehicles offered by the Custodian or to other investment vehicles. Cash may be uninvested when it is received or reconciled to an Account after the deadline to be swept into a target vehicle, or when held for short periods of time related to transaction settlements. The Client acknowledges that, as part of the Custodian’s compensation, the Custodian will earn interest on cash balances held by the Custodian, including disbursement balances and balances arising from purchase and sale transactions, as provided in the Custodian’s indirect compensation disclosures.

c.  Overdrafts and Indebtedness. The Custodian may, in its sole discretion, advance funds in any currency hereunder. If an overdraft occurs in an Account (including, without limitation, overdrafts incurred in connection with the settlement of securities transactions, funds transfers or foreign exchange transactions) or if the Client is for any other reason indebted to the Custodian, the Client agrees to repay the Custodian on demand or upon becoming aware of the amount of the advance, overdraft or indebtedness, plus accrued interest at a rate then charged by the Custodian to its institutional custody clients in the relevant currency.

d.  Setoff. The Custodian has the right to debit any cash in the Accounts for any amount payable by the Client in connection with any and all obligations of the Client to the Custodian whether or not relating to or arising under this Agreement. In addition to the rights of the Custodian under applicable law and other agreements, at any time when the Client shall not have honored any and all of its obligations to the Custodian, the Custodian shall have the right without notice to the Client to retain or set- off against such obligations of the Client any cash the Custodian or a BNY Mellon Affiliate may directly or indirectly hold for the Client, and any obligations (whether or not matured) that the Custodian or a BNY Mellon Affiliate may have to the Client in any currency. Any such asset of, or obligation to, the Client may be transferred to the Custodian and any BNY Mellon Affiliate in order to effect the above rights.

e.  Bank Borrowings. If the Client borrows money from any bank (including the Custodian if the borrowing is pursuant to a separate agreement) for investment or for temporary or emergency purposes using Securities held by the Custodian hereunder as collateral for such borrowings, the Client shall deliver to the Custodian Authorized Instructions specifying with respect to each such borrowing: (a) the Account to which such borrowing relates, (b) the name of the bank, (c) the amount of the borrowing, (d) the time and date, if known, on which the loan is to be entered into, (e) the total amount payable to the Client on the borrowing date, (f) the securities to be delivered as collateral for such loan, including the name of the issuer, the title and the number of shares or the principal amount of any particular securities and (g) a statement specifying whether such loan is for investment purposes or for temporary or emergency purposes and that such loan is in conformance with the Investment Company Act of 1940, as amended, and any offering materials. The Custodian shall deliver on the borrowing date specified in Authorized Instructions the specified collateral against payment by the lending bank of the total amount of the loan payable, provided that the same conforms to the total amount payable as set forth in the Authorized Instructions. The Custodian may, at the option of the lending bank, keep such collateral in its possession, but such collateral shall be subject to all rights therein given the lending bank by virtue of any promissory note or loan agreement. The Custodian shall deliver such securities as additional collateral as may be specified in Authorized Instructions to collateralize further any transaction described in this Section 10B. The Client shall cause ail securities released from collateral status to be returned directly to the Custodian, and the Custodian shall receive from time to time such return of collateral as may be tendered to it. In the event that the Client fails to specify in Authorized Instructions the Account, the name of the issuer of the securities to be delivered as collateral by the Custodian, or the title and number of shares or the principal amount of any particular securities to be delivered as collateral by the Custodian, the Custodian shall not be under any obligation to deliver any securities.

3.	Section 14 of the Agreement is hereby amended by adding the following sub-section:

f.  The Custodian shall have no responsibility if the rules or procedures imposed by depositories or foreign depositories, exchange controls, asset freezes or other laws, rules, regulations or orders at any time prohibit or impose burdens or costs on the transfer of securities or cash to, by or for the Account,

4.	The following new Sections are added to the end of the Agreement as follows:

26. Centralized Functions. The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Mellon Group”). The BNY Mellon Group may centralize functions including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates, subsidiaries and third- party service providers. Solely in connection with the Centralized Functions, (i) the Client consents to the disclosure of and authorizes the

Custodian to disclose information regarding the Client and the Accounts (“Customer-Related Data”) to the BNY Mellon Group and to its third- party service providers who are subject to confidentiality obligations with respect to such information and (ii) the Custodian may store the names and business contact information of the Client’s employees and representatives on the systems or in the records of the BNY Mellon Group or its service providers. The BNY Mellon Group may aggregate Customer-Related Data with other data collected and/or calculated by the BNY Mellon Group, and notwithstanding anything in this Agreement to the contrary the BNY Mellon Group will own all such aggregated data, provided that the BNY Mellon Group shall not distribute the aggregated data in a format that identifies Customer-Related Data with the Client. The Client confirms that it is authorized to consent to the foregoing.

27. Sanctions.

a.  Throughout the term of this Agreement, the Client (i) shall maintain, and comply with, an Economic Sanctions Compliance Program (defined as those programs, policies, procedures and measures designed to ensure compliance with, and prevent violations of, all economic sanctions, laws, rules, regulations, executive orders and requirements administered by any governmental authority of the U.S.  (including the U.S.  Office of Foreign Assets Control), and the European Union (including any national jurisdiction or member state thereof), in addition to any other applicable authority with jurisdiction over the Fund) (“Sanctions”) which includes measures to accomplish effective and timely scanning of all relevant data with respect to its clients and with respect to incoming or outgoing assets or transactions; (ii) shall ensure that neither the Client nor any of its affiliates, directors, officers, employees or clients (to the extent such clients are covered by this Agreement) is an individual or entity that is, or is owned or controlled by an individual or entity that is: (A) the target of Sanctions, or (B) located, organized or resident in a country or territory that is, or whose government is, the target of Sanctions; and (iii) shall not, directly or indirectly, use the Accounts in any manner that would result in a violation of Sanctions.

b.  The Client will promptly provide to the Custodian such information as the Custodian reasonably requests in connection with the matters referenced in this Section 27, including information regarding the Accounts, the assets held or to be held in the Accounts, the source thereof, and the identity of any individual or entity having or claiming an interest therein. The Custodian may decline to act or provide services in respect of any Account, and take such other actions as it, in its reasonable discretion, deems necessary or advisable, in connection with the matters referenced in this Section 27. If the Custodian declines to act or provide services as provided in the preceding sentence, except as otherwise prohibited by applicable law or official request, the Custodian will inform the Client as soon as reasonably practicable.

28. Required Disclosure. With respect to securities issued in the United States, the Shareholder Communications Act of 1985 (the “Act”) requires the Custodian to disclose to issuers, upon their request, the name, address and securities position of the Custodian’s clients who are “beneficial owners” (as defined in the Act) of the issuer’s Securities, unless the beneficial owner objects to such disclosure. The Act defines a “beneficial owner” as any person who has or shares the power to vote a security (pursuant to an agreement or otherwise) or who directs the voting of a security. The Client represents that it is the beneficial owner of the securities. As beneficial owner it has designated below whether it objects to the disclosure of its name, address and securities position to any United States issuer that requests such information pursuant to the Act for the specific purpose of direct communications between such issuer and the Client.

With respect to securities issued outside the United States, the Custodian shall disclose information required by law, regulation, rules of a stock exchange or organizational documents of an issuer. The Custodian is also authorized to supply any information regarding the Accounts that is required or requested by governmental or regulatory authorities or by any law, regulation or rules now or hereafter in effect. The Client agrees to supply the Custodian with any required information if it is not otherwise reasonably available to the Custodian.

Pursuant to this Section 28, as Beneficial Owner:

[ ] The Client OBJECTS to disclosure

[ ] The Client DOES NOT OBJECT to disclosure

IF NO BOX IS CHECKED, THE CUSTODIAN SHALL RELEASE SUCH INFORMATION UNTIL IT RECEIVES A CONTRARY INSTRUCTION FROM THE CLIENT.]

5.	Appendix A to the Agreement is hereby deleted in its entirely and replaced with Appendix A attached hereto.

6.	Miscellaneous.

(a)	Capitalized terms not defined in this Amendment shall have the same meanings as in the Agreement. In the event of a conflict between the terms hereof and the Agreement, as to services described in this Amendment, this Amendment shall control.

(b)	As hereby amended and supplemented, the Agreement shall remain in full force and effect.

(c)	The Agreement, as amended hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto.

(d)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(e)	This Amendment shall be governed by the laws of the State of New York, without regard to its principles of conflicts of laws.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

GAMCO INVESTORS, INC.,
For and on behalf of each Account identified on
Appendix A attached to the Agreement and in its individual capacity

By:      /s/ Agnes Mullady .
Name: Agnes Mullady .
Title:    Senior Vice President .

THE BANK OF NEW YORK MELLON

By:      /s/ Thomas Porrazzo .
Name: Thomas Porrazzo .
Title:    Managing Director .

APPENDIX A

Comstock Capital Value Fund
Gabelli Capital Asset Fund
Gabelli Enterprise Mergers and Acquisitions Fund
Gabelli Global Rising Income and Dividend Fund
Gabelli Gold Fund, Inc.
Gabelli ESG Fund, Inc.
GAMCO International Growth Fund, Inc.
The Gabelli ABC Fund
The Gabelli Asset Fund
The Gabelli Dividend Growth Fund
The Gabelli Equity Income Fund
The Gabelli Focus Five Fund
The Gabelli Small Cap Growth Fund
The Gabelli U.S. Treasury Money Market Fund
The Gabelli Utilities Fund
The Gabelli Value 25 Fund Inc.
The GAMCO Global Growth Fund
The GAMCO Global Opportunity Fund
The GAMCO Global Telecommunications Fund
The GAMCO Growth Fund
The GAMCO Mathers Fund
The Teton Westwood Balanced Fund
The Teton Westwood Equity Fund
The Teton Convertible Securities Fund
The Teton Westwood Intermediate Bond Fund
The Teton Westwood Mid-Cap Equity Fund
The Teton Westwood Smallcap Equity Fund
The Teton Westwoood Mighty Mites Fund
Gabelli NextShares Trust